Exhibit 99.1

Oragenics Announces Test Marketing of Probiora3™ Chewable Tablets

FOR IMMEDIATE RELEASE

ALACHUA, FL (May 9, 2008) – Oragenics, Inc. (AMEX:ONI) announced today the test marketing of its oral probiotic product, Probiora3. The chewable tablets help to whiten teeth and improve breath though the use of a unique combination of safe, naturally occurring bacteria that are released in the mouth by chewing on a mint-flavored tablet that the Company has designed to be used twice daily.

The Company believes that further analysis and possible further testing of the product will show that Probiora3 will also improve oral health for those millions of people who suffer from chronic tooth and gum problems, although no such representations can be made at this time. Probiora3 is the first of the Company’s many products to be brought to market.

The Company expects to begin direct-to-consumer sales within the next month through a subsidiary company and to bring the product to the public’s attention through the media.

Rick Welch, Chairman of Oragenics’ Board, stated, “I am enthusiastic about the current and potential consumer benefits of Probiora3, and recognize that it marks the first of what we hope are a long line of pharma and non-pharma products to reach market in time to come.”

Dr. Jeffrey D. Hillman, Oragenics’ Chief Scientific Officer, added, “Probiora3 is a blend of three naturally occurring and beneficial oral bacteria. The chewable tablet is the first of our planned products for diagnosing and treating a number of infectious diseases including those that affect the mouth.”

About Oragenics

Oragenics, Inc. is a biopharmaceutical company with a pipeline of proprietary technologies. The Company has a number of products in discovery, preclinical and clinical development, with a concentration in the main therapeutic area of infectious diseases. Our core pipeline includes products and supporting platform technologies for use in the treatment and diagnosis of bacterial infections.

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect Oragenics’ current views with respect to future events and financial performance. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to those set forth in our most recently filed annual report on Form 10-KSB and quarterly report on Form 10-QSB, and other factors detailed from time to time in filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.

Contact:

Oragenics, Inc.

Stanley B. Stein, 386-418-4018 X222

www.oragenics.com

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